As filed with the Securities and Exchange Commission on November 10, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

NEWFIELD EXPLORATION COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	72-1133047 (I.R.S. Employer Identification Number)
Newfield Exploration Company
363 N. Sam Houston Parkway E., Suite 2020
Houston Texas 77060
(Address of Registrant’s Principal Executive Office) (Zip Code)
___________________________

Newfield Exploration Company Deferred Compensation Plan, as Amended and Restated
(Full title of the Plan)

Terry W. Rathert
Newfield Exploration Company
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(281) 847-6000

 (Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filter, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer                                         ☑           Accelerated filer                                                      ☐
Non-accelerated filer                                           ☐           Smaller reporting Company                                   ☐
___________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (including attached preferred share purchase rights)	1,000,000 shares	$22.54	$22,540,000	$886
________________

(1)      Estimated, solely for the purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the price of securities of the same class, as determined inaccordance with Rule 457(c), using the average of the high and low sales prices as reported by New York Stock Exchange for the common stock on November 3, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and made a part of this registration statement: (a) Annual Report on Form 10-K for the year ended December 31, 2007, (b) (i) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, (ii) Current Reports on Form 8-K filed on January 29, 2008, February 14, 2008, March 18, 2008, May 5, 2008, May 6, 2008, May 7, 2008, May 22, 2008, September 2, 2008 and October 8, 2008 and Current Report on Form 8-K/A filed on April 30, 2008 and (c) the description of the registrant’s common stock contained in the Form 8-A Registration Statement filed with the SEC on November 4, 1993.

All information filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) subsequent to the effective date of this registration statement will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such information until all of the securities offered pursuant to this registration statement are sold or the offering pursuant to this registration statement is terminated. Any statement contained herein or in any information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed information that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of the registrant incorporated in this registration statement by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.

Article Seventh of the registrant’s Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), together with Article VI of the registrant’s Bylaws, as amended (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. Article VI expressly provides that it is not the exclusive method of indemnification.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Article Seventh of the registrant’s Certificate of Incorporation and Article VI of the registrant’s Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Seventh of the Certificate of Incorporation contains such a provision.

The registrant has entered into indemnification agreements with each of its directors and executive officers whereby each are indemnified by the registrant against certain liabilities that he or she may incur as a result of serving as a director or executing his duties as an executive officer of the registrant.  A form of these agreements was filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, which is incorporated herein by reference.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1.1
Second Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.1.2
Certificate of Amendment to Second Restated Certificate of Incorporation of the registrant dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to the registrant’s Registration Statement on Form S-3 (Registration No. 333-32582))

4.1.3
Certificate of Amendment to Second Restated Certificate of Incorporation of the registrant dated May 12, 2004 (incorporated by reference to Exhibit 4.2.3 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-116191))

4.1.4
Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.5 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12534))

4.2	Bylaws of the registrant (as amended and restated effective as of May 2, 2008) (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-3 (File No. 333-150622))
*23.1	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature pages to this registration statement)
__________________

*	Filed herewith.

The shares of common stock of the registrant offered and sold pursuant to the Newfield Exploration Company Deferred Compensation Plan, as amended (the “Plan”) will be purchased by the administrator of the assets of the Plan in market transactions.  Because no original issuance securities will be offered or sold pursuant to the Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

 (e) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this the 10th day of November, 2008.

NEWFIELD EXPLORATION COMPANY

By:   /s/ Terry W. Rathert
Terry W. Rathert
Senior Vice President and CFO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Rathert, Brian L. Rickmers and John D. Marziotti, or any of them, as  true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 10th day of November, 2008.

Signature	Title

/s/ David A. Trice	Chairman, President, CEO
David A. Trice	and Director (Principal Executive Officer)

/s/ Terry W. Rathert	Senior Vice President and CFO
Terry W. Rathert	(Principal Financial Officer)

/s/ Brian L. Rickmers	Controller (Principal Accounting Officer)
Brian L. Rickmers

/s/ Philip J. Burguieres	Director
Philip J. Burguieres

/s/ Pamela J. Gardner	Director
Pamela J. Gardner

/s/ Dennis Hendrix	Director
Dennis Hendrix

/s/ John R. Kemp III	Director
John R. Kemp III

/s/ J. Michael Lacey	Director
J. Michael Lacey

/s/ Joseph H. Netherland	Director
Joseph H. Netherland

/s/ Howard H. Newman	Director
Howard H. Newman

/s/ Thomas G. Ricks	Director
Thomas G. Ricks

/s/ Juanita F. Romans	Director
Juanita F. Romans

/s/ C. E. Shultz	Director
C. E. Shultz

/s/ J. Terry Strange	Director
J. Terry Strange

EXHIBIT INDEX

Exhibit No.	Description
4.1.1
Second Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.1.2
Certificate of Amendment to Second Restated Certificate of Incorporation of the registrant dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to the registrant’s Registration Statement on Form S-3 (Registration No. 333-32582))

4.1.3
Certificate of Amendment to Second Restated Certificate of Incorporation of the registrant dated May 12, 2004 (incorporated by reference to Exhibit 4.2.3 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-116191))

4.1.4
Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.5 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12534))

4.2	Bylaws of the registrant (as amended and restated effective as of May 2, 2008) (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-3 (File No. 333-150622))
*23.1	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature pages to this registration statement)
___________________

* Filed herewith.